Exhibit 10.21

Amendment to

John W. Finke Employment Agreement of August 1, 2006

On August 1, 2006 HickoryTech Corporation and John W. Finke entered into an Employment Agreement (“Agreement”). This letter serves as an Amendment to that August 1, 2006 Agreement.

The following Amendment will become effective November 29, 2007. Section 3.4 of the Agreement will be modified to read:

3.4                                 Compensation Upon Termination.

a.)           Severance. In the event the Company terminates this Agreement without Cause, or in the event Executive terminates this Agreement for Good Reason, Executive shall be entitled to receive: (i) Executive’s then current Base Salary through the Date of Termination, and (ii) a severance payment equal to eighteen (18) months of Executive’s then current Base Salary to be made in a lump sum payment on the first regular payday following the six month anniversary of the Executive’s termination of employment and the expiration of the revocation period in Executive’s Release (as provided in Section 3.4(c) below) without any revocation having occurred. For purposes of this Section 3.4(a) a termination of employment shall mean a separation from services as that term is defined under Section 409A of the Code. In the event this Agreement is terminated for any reason other than by the Company without Cause, or by Executive for Good Reason, Executive shall not be entitled to the continuation of any compensation, bonuses or benefits provided hereunder, or any other payments following the Date of Termination, other than the then current Base Salary earned through such Date of Termination.

In witness whereof, the parties have executed this Amendment on November 29, 2007.

IN WITNESS WHEREOF, the parties have executed this Amendment on November 29, 2007.

HICKORYTECH CORPORATION

By:	/s/ R. Wynn Kearney, Jr.

Its:	Board Chair

/s/ John W. Finke
JOHN W. FINKE